UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2007

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Sypris Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450
Louisville, Kentucky		40222
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On July 24, 2007, Sypris Solutions, Inc. (the “Company”) and certain of the Company’s affiliates entered into a Settlement Agreement with Dana Corporation (“Dana”) and certain of Dana’s affiliates.  Under the terms of the Settlement Agreement, the Company and Dana agreed to (i) enter into a new, long-term master supply agreement in lieu of the three existing supply contracts, (ii) exchange production of certain non-core components, (iii) rebalance production among the Company’s plants to reduce costs for both parties, and (iv) cease all litigation with regard to prior contract disputes, including the release of Dana from certain committed but undelivered production volumes. In addition, Dana will provide the Company with an allowed general unsecured non-priority claim in the amount of $89.9 million. The new master supply agreement will run through 2014 and provides Dana with one-time price reductions for certain commodities beginning in 2008, with an estimated value of $7.7 million per year based upon 2006 volumes, and improved coverage in the areas of quality and warranty, among others.  Sypris will make additional investments in advanced manufacturing technology to maximize productivity, increase responsiveness, provide new services and reduce cycle times, and will continue to be the exclusive supplier of the components to Dana.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sypris Solutions, Inc.

Date: July 30, 2007	By:	/s/ John R. McGeeney
John R. McGeeney
General Counsel and Secretary

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